Callaway Golf Announces Midwest Investor Trip With Raymond James

CARLSBAD, Calif., Feb. 25, 2014 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced that it will be meeting with investors in Chicago and Milwaukee on Thursday, February 27 and Friday February 28, 2014. The trip is hosted by Raymond James.

The Company's presentation materials can be accessed through the presentation and webcast section of the Investor Relations portion of the Company's website at http://ir.callawaygolf.com.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contact:	Brad Holiday
Patrick Burke
(760) 931-1771

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